Exhibit 10.2

EXECUTION COPY

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of May 27, 2020, is by and among THE TIMKEN COMPANY, an Ohio corporation (the “Borrower”), the Lenders signatories hereto and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent.

W I T N E S S E T H

WHEREAS, the Borrower, the Lenders party thereto (the “Existing Lenders”) and the Administrative Agent entered into that certain Credit Agreement dated as of September 11, 2018 (as amended by that certain First Amendment to Credit Agreement dated as of July 12, 2019, the “Existing Credit Agreement”); and

WHEREAS, pursuant to the Existing Credit Agreement, on the Closing Date the Lenders then party to the Existing Credit Agreement funded a term loan facility in an aggregate principal amount of $350,000,000; and

WHEREAS, the Borrower and the Lenders have agreed to amend certain provisions of the Existing Credit Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

PART 1.

DEFINITIONS

SUBPART 1.1 Certain Definitions. The following terms used in this Amendment, including its preamble and recitals,

have the following meanings:

“Amended Credit Agreement” means the Existing Credit Agreement as amended hereby.

“Second Amendment Effective Date” shall have the meaning assigned to such term in the introductory paragraph of Part 3 hereof.

SUBPART 1.2 Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Amended Credit Agreement.

PART 2.

AMENDMENTS TO LOAN DOCUMENTS

SUBPART 2.1 Amendments to Existing Credit Agreement.

(a) The definition of “Applicable Rate” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Applicable Rate” means,

(a) from time to time, subject to clause (b) below, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate
Pricing Level	Debt Ratings S&P/Moody’s	Eurodollar Rate +	Base Rate +
1	A- /A3 or better	0.875%	0.000%
2	BBB+/Baa1	1.000%	0.000%
3	BBB/Baa2	1.125%	0.125%
4	BBB-/Baa3	1.250%	0.250%
5	BB+/Ba1 or worse	1.500%	0.500%

(b) during the Covenant Relief Period, if the Consolidated Total Leverage Ratio as of the last day of the period of the four fiscal quarters most recently ended for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or 7.01(b) is greater than or equal to 3.50 to 1.0, then the pricing grid set forth below shall be used in lieu of the pricing grid in clause (a) for purposes determining the Applicable Rate:

Applicable Rate
Pricing Level	Debt Ratings S&P/Moody’s	Eurodollar Rate +	Base Rate +
1	A- /A3 or better	1.125%	0.125%
2	BBB+/Baa1	1.250%	0.250%
3	BBB/Baa2	1.375%	0.375%
4	BBB-/Baa3	1.500%	0.500%
5	BB+/Ba1 or worse	1.750%	0.750%

For purposes hereof, “Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Borrower has only one Debt Rating, the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if the Borrower does not have any Debt Rating, Pricing Level 5 shall apply.

As of the Second Amendment Effective Date, the Applicable Rate shall be determined based upon Pricing Level 4 in the pricing grid set forth in clause (a) above. Thereafter, each change in the Applicable Rate resulting from (i) a publicly announced change in the Debt Rating shall be effective, in the case of either an upgrade or a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change (and the Borrower shall promptly provide notice to the Administrative Agent of any such publicly announced change in the Debt Rating) and (ii) a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 7.02(a), then, during the Covenant Relief Period and upon the request of the Required Lenders, the pricing grid in clause (b) above shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered.

(b) The definition of “Bail-In Action” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

(c) The definition of “Bail-In Legislation” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

(d) The definition of “Base Rate” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Base Rate” means a rate of interest per annum equal to the greatest of (a) the Prime Rate, (b) one-half of one percent (0.50%) in excess of the Federal Funds Rate and (c) the Eurodollar Rate plus 1.00%; and if Base Rate shall (i) during the Covenant Relief Period, be less than 1.375%, such rate will be deemed to be 1.375% for purposes of this Agreement and (ii) at any other time, be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate

(e) The definition of “Leverage Increase Notice” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Leverage Increase Notice” means a certificate of a Responsible Officer of the Borrower (i) certifying that the applicable acquisition qualifies as a Qualified Acquisition and (ii) notifying the Administrative Agent that the Borrower has elected to increase the Consolidated Total Leverage Ratio test level as set forth in the provisos to Section 8.11(a)(ii).

(f) The definition of “Pro Forma Basis” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Pro Forma Basis” means, for purposes of calculating the Consolidated Net Leverage Ratio and the Consolidated Total Leverage Ratio (but, for the avoidance of doubt, not the Consolidated Interest Coverage Ratio), that any Qualified Disposition or any Qualified Acquisition shall be deemed to have occurred as of the first day of the most recent four consecutive fiscal quarter period preceding the date of such transaction for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, (a) with respect to any Qualified Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the property Disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (b) with respect to any Qualified Acquisition income statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (i) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (ii) such items are supported by audited financial statements, if available, or such other information reasonably satisfactory to the Administrative Agent.

(g) The definition of “Write-Down and Conversion Powers” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

(h) The following new definitions are hereby added to Section 1.01 of the Existing Credit Agreement in the appropriate alphabetical order:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities at such time and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would (A) during the Covenant Relief Period, be less than 0.375%, the Benchmark Replacement will be deemed to be 0.375% for purposes of this Agreement and (B) at any other time, be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(a) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR or a Relevant Governmental Body announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 3.03(c) and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 3.03(c).

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the difference of (i) Consolidated Funded Indebtedness as of such date minus (ii) Unrestricted Cash in excess of $25,000,000 as of such date to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters ended on such date. The Consolidated Net Leverage Ratio shall be calculated on a Pro Forma Basis.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters ended on such date. The Consolidated Leverage Ratio shall be calculated on a Pro Forma Basis.

“Covenant Relief Period” means the period beginning on the Second Amendment Effective Date through and including the last day of the fiscal quarter ending June 30, 2021.

“Early Opt-in Election” means the occurrence of:

(a) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.03(c), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(b) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto, including without limitation the Alternative Reference Rates Committee.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted” means, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Subsidiary (unless such appearance is related to the Loan Documents or Liens created thereunder), (b) are subject to any Lien in favor of any Person (other than the Administrative Agent for the benefit of the Lenders and Bank of America, N.A. and KeyBank National Association, as co-administrative agents under the Existing Revolving Credit Agreement) or (c) are not otherwise generally available for use by the Borrower or such Subsidiary.

“Second Amendment” means that certain Second Amendment to Credit Agreement, dated as of the Second Amendment Effective Date, by and among the Borrower, the Lenders party thereto and the Administrative Agent.

“Second Amendment Effective Date” means May 27, 2020.

“Senior Notes” means the Note Purchase Agreement, dated as of September 7, 2017, among the Borrower and the purchasers party thereto, and the notes issued thereunder.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unrestricted Cash” means, as of any date of determination, the aggregate amount (without duplication) of cash and Cash Equivalents of the Borrower and its Subsidiaries that are not Restricted to the extent the same would be reflected on a consolidated balance sheet of the Borrower if the same were prepared as of such date.

(i) The last sentence of the definition of “Consolidated EBITDA” in Section 1.01 of the Existing Credit Agreement is hereby amended to read as follows:

For purposes of calculating the Consolidated Net Leverage Ratio and Consolidated Total Leverage Ratio (but, for the avoidance of doubt, not the Consolidated Interest Coverage Ratio), Consolidated EBITDA shall be calculated on a Pro Forma Basis after giving effect to any Qualified Acquisitions and Qualified Dispositions for any applicable period.

(j) The last paragraph of the definition of “Eurodollar Rate” in Section 1.01 of the Existing Credit Agreement is hereby amended to read as follows:

provided, (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and (ii) if the Eurodollar Rate shall (A) during the Covenant Relief Period, be less than 0.375%, such rate shall be deemed to be 0.375% for purposes of this Agreement and (B) at any other time, be less than zero, such rate shall be deemed zero for purposes of this Agreement.

(k) The definitions of “Consolidated Leverage Ratio”, “LIBOR Screen Rate”, “LIBOR Successor Rate”, and “LIBOR Successor Rate Conforming Changes” are hereby deleted from Section 1.01 of the Credit Agreement in their entirety.

(l) Section 1.03 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

1.03 LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 3.03(c) of this Agreement, such Section 3.03(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 3.03(c), in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor or thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 3.03(c), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

(m) Section 2.10(b) of the Existing Credit Agreement is hereby amended by replacing the references to “Consolidated Leverage Ratio” with “Consolidated Total Leverage Ratio”.

(n) Section 3.03(c) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(c) Effect of Benchmark Transition Event.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, (i) upon the determination of the Administrative Agent (which shall be conclusive absent manifest error) or upon the written notice provided by the Required Lenders to the Administrative Agent that a Benchmark Transition Event has occurred or (ii) upon the occurrence of an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement, by a written document executed by the Borrower and the Administrative Agent, subject to the requirements of this Section 3.03(c). Notwithstanding the requirements of Section 11.01 or anything else to the contrary herein or in any other Loan Document, any such amendment with respect to a Benchmark Transition Event will become effective and binding upon the Administrative Agent, the Borrower and the Lenders at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all

Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders, and any such amendment with respect to an Early Opt-in Election will become effective and binding upon the Administrative Agent, the Borrower and the Lenders on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 3.03(c) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders in writing of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.03(c) including, without limitation, any determination with respect to a tenor, comparable replacement rate or adjustment, or implementation of any Benchmark Replacement Rate Conforming Changes, or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding on all parties hereto absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(c) and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually be each party hereto.

(iv) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Borrowing of Eurodollar Loans of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the components of Base Rate based upon LIBOR will not be used in any determination of the Base Rate.

(o) Section 6.17 of the Existing Credit Agreement is hereby amended by replacing all instances of the text “EEA Financial Institution” with the text “Affected Financial Institution”.

(p) Section 8.03(a) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(a) Priority Debt at any one time outstanding not to exceed (i) during the Covenant Relief Period, ten percent (10%) of total assets of the Borrower and its Subsidiaries on a consolidated basis and (ii) at all other times, seventeen percent (17%) of total assets of the Borrower and its Subsidiaries on a consolidated basis;

(q) Section 8.06 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

8.06 Amendments to Senior Notes.

During the Covenant Relief Period, amend, modify or change in any manner any term or condition of any documents evidencing or governing any Senior Notes or give any consent, waiver or approval thereunder if such amendment, modification, consent, waiver or approval would (a) in the case of an amendment, modification, consent, waiver or other approval requested by the Borrower with respect to the financial covenants or the holders of the Senior Notes for purposes of incorporating any changes made to this Agreement pursuant to the Second Amendment, add or change any terms therein in a manner that would make such terms more restrictive than those in effect on the Second Amendment Effective Date, (b) require the Senior Notes to be (i) secured by collateral or (ii) guaranteed by Persons that are not already Guarantors or (c) amend the financial covenants therein (or the defined terms related thereto) or waive compliance with the financial covenants therein; provided, that, any such amendment, modification, consent, waiver or approval shall be permitted if (i) any such terms that are more restrictive than those in effect on the Second Amendment Effective Date are incorporated into this Agreement pursuant to an amendment to this Agreement and, if applicable, the other Loan Documents, executed by the Borrower and the Administrative Agent or (ii) such amendment, modification, consent, waiver or approval provides for collateral or guarantees, the Loan Parties provide the same collateral and/or guarantees to secure the Obligations, subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent, if applicable. Notwithstanding the foregoing, this Section 8.06 shall not apply to reasonable increases in the interest and fees payable under the Senior Notes and other immaterial changes to the terms of the Senior Notes (it being understood that any change to the covenants shall be considered material), in each case, as determined by the Borrower and the Administrative Agent.

(r) Section 8.11(a) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(a) Consolidated Leverage Ratio.

(i) during the Covenant Relief Period, permit the Consolidated Net Leverage Ratio at any time to be greater than 3.50 to 1.00 (and for the avoidance of doubt, no Leverage Increase Period shall occur during the Covenant Relief Period); and

(ii) at any other time, permit the Consolidated Total Leverage Ratio as of the end of any fiscal quarter to be greater than 3.50 to 1.00; provided that, following the consummation of a Qualified Acquisition and receipt by the Administrative Agent of a Leverage Increase Notice, the Consolidated Total Leverage Ratio shall not be greater than 4.50 to 1.00 during such Leverage Increase Period; provided further that, after the occurrence of any Leverage Increase Period, the Consolidated Total Leverage Ratio shall be no greater than 3.50 to 1.00 as of the end of at least one fiscal quarter before a subsequent Leverage Increase Period may be permitted to commence; provided, further, that if the proposed Qualified Acquisition would result in a pro forma non-investment grade rating from either S&P and/or Moody’s (giving effect to the rules of construction set forth in the proviso of the definition of “Debt Rating”), then the maximum Consolidated Total Leverage Ratio permitted during the Leverage Increase Period shall be limited to 4.00 to 1.00.

(s) Section 9.01(e) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(e) Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due and payable after giving effect to any applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or (iii) there shall occur and be continuing any “Event of Default” (or any comparable term) under, and as defined in the documents evidencing or governing any Senior Notes after giving effect to any applicable grace period; or

(t) Section 11.25 of the Existing Credit Agreement is hereby amended by (i) replacing all instances of the text “EEA Financial Institution” with the text “Affected Financial Institution”; (ii) replacing all instances of the text “an EEA Resolution Authority” or “any EEA Resolutions Authority” with the text “the applicable Resolution Authority”; and (iii) replacing the text “Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding” in the first sentence with the text “Notwithstanding”.

SUBPART 2.2 Amendments to Exhibits to Existing Credit Agreement. Effective on (and subject to the occurrence of) the Second Amendment Effective Date, Exhibit C to the Existing Credit Agreement shall be automatically amended its entirety as of the Second Amendment Effective Date in the form set forth as Exhibit C attached hereto.

PART 3.

CONDITIONS TO EFFECTIVENESS

This Amendment shall become effective as of the date hereof (the “Second Amendment Effective Date”) when all of the following conditions set forth in this Part 3 shall have been satisfied, and thereafter this Amendment shall be known, and may be referred to, as the “Second Amendment.”

SUBPART 3.1 Counterparts of Amendment. The Administrative Agent shall have received counterparts of this Amendment, which collectively shall have been duly executed on behalf of each of the Borrower, each Lender and the Administrative Agent.

SUBPART 3.2 Officer’s Certificates. The Administrative Agent shall have received the following, in form and substance satisfactory to the Administrative Agent, a certificate from a Responsible Officer of the Borrower certifying the resolutions or other action or incumbency certificates as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer of the Borrower authorized to act as a Responsible Officer in connection with this Agreement, the Credit Agreement and the other Loan Documents to which the Borrower is a party.

SUBPART 3.3 Amendment Fees. The Administrative Agent shall have received, for the account of each Lender that (a) holds outstanding Loans under the Existing Credit Agreement immediately prior to giving effect to this Amendment and (b) executes and unconditionally (except for the satisfaction of the conditions precedent in this Part 3) delivers a counterpart of this Amendment to the Administrative Agent (each such Lender, a “Consenting Lender”), an amendment fee in an amount equal to 0.10% of the aggregate outstanding principal amount of the Loans held by such Lender under the Existing Credit Agreement immediately prior to giving effect to this Amendment.

SUBPART 3.4 Other Fees and Out-of-Pocket Costs. The Borrower shall have paid any and all reasonable and documented out-of-pocket costs (to the extent invoiced prior to the Second Amendment Effective Date) incurred by the Administrative Agent (including the reasonable and documented fees and expenses of Moore & Van Allen PLLC), and all other fees and other amounts payable to the Administrative Agent, in each case pursuant to the arrangement, negotiation, preparation, execution and delivery of this Amendment and the Amended Credit Agreement.

PART 4.

MISCELLANEOUS

SUBPART 4.1 Representations and Warranties. The Loan Parties hereby represent and warrant to the Administrative Agent and the Lenders that upon giving effect to this Amendment, (i) no Default or Event of Default exists under the Amended Credit Agreement or any of the other Loan Documents and (ii) the representations and warranties contained in the Amended Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified as to “materiality” or “Material Adverse Effect”, such materiality qualifiers set forth above in this subclause (ii) shall be disregarded with respect to such representation and warranty for purposes of this Subpart 4.1.

SUBPART 4.2 Authority/Enforceability. The Borrower represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by the Borrower and constitutes the Borrower’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar or laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity.

(c) No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person (other than filings under the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder) by the Borrower of this Amendment, except for those that have already been obtained.

(d) The execution, delivery and performance by it of this Amendment does not (i) contravene the terms of any of its Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (except for any Liens that may arise under the Loan Documents) under, or require any payment to be made under (x) any material Contractual Obligation to which it is a party or affecting it or the properties of it or any of its Subsidiaries or (y) except as would not be reasonably likely to have a Material Adverse Effect, any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which it or its property is subject; or (c) except as would not be reasonably likely to have a Material Adverse Effect, violate any Law.

SUBPART 4.3 Reaffirmation of Borrower Obligations. The Borrower acknowledges that it has reviewed the terms and provisions of this Amendment and consents to the amendment of the Existing Credit Agreement effected pursuant hereto. The Borrower hereby ratifies the Amended Credit Agreement and acknowledges and reaffirms (i) that it is bound by all terms of the Amended Credit Agreement and (ii) that it is responsible for the observance and full performance of the Obligations. The Borrower further acknowledges and agrees that any of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable in accordance with the terms thereof and shall not be impaired or limited by the execution or effectiveness of this Amendment, the amendment of the Existing Credit Agreement effective pursuant to this Amendment. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. This Amendment shall not constitute a novation of any Indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement.

SUBPART 4.4 Cross-References. References in this Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Amendment.

SUBPART 4.5 Instrument Pursuant to Existing Credit Agreement. This Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Amended Credit Agreement.

SUBPART 4.6 References in Other Loan Documents. At such time as this Amendment shall become effective pursuant to the terms of Part 3, all references in the Amended Credit Agreement to the “Agreement” or in any other Loan Document to the “Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Amendment.

SUBPART 4.7 Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of this Amendment by telecopy or other electronic means (including email .pdf) shall be effective as an original.

SUBPART 4.8 Governing Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SUBPART 4.9 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SUBPART 4.10 Consent to Jurisdiction; Venue; Service of Process; Waiver of Jury Trial. The jurisdiction, venue, service of process and waiver of jury trial provisions set forth in Sections 11.19(b), 11.19(c) and 11.19(d) and 11.20 of the Amended Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[Signature Pages Follow]

Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	THE TIMKEN COMPANY,
as Borrower

	By:	/s/ Philip D. Fracassa
Name: Philip D. Fracassa
Title: Executive Vice President, Chief Financial Officer

SECOND AMENDMENT TO CREDIT AGREEMENT

THE TIMKEN COMPANY

ADMINISTRATIVE AGENT:	KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent and a Lender

	By:	/s/ Brian P. Fox
Name: Brian P. Fox
Title: Senior Vice President

SECOND AMENDMENT TO CREDIT AGREEMENT

THE TIMKEN COMPANY

LENDER:	BANK OF AMERICA, N.A.,
as a Lender

	By:	/s/ Michael Contreras
Name: Michael Contreras
Title: Director

SECOND AMENDMENT TO CREDIT AGREEMENT

THE TIMKEN COMPANY

LENDER:	The Northern Trust Company,
as a Lender

	By:	/s/ John Di Legge
Name: John Di Legge
Title: Senior Vice President

SECOND AMENDMENT TO CREDIT AGREEMENT

THE TIMKEN COMPANY

LENDER:	PNC BANK, NATIONAL ASSOCIATION,
as a Lender

	By:	/s/ Scott A. Nolan
Name: Scott A. Nolan
Title: Senior Vice President

SECOND AMENDMENT TO CREDIT AGREEMENT

THE TIMKEN COMPANY

LENDER:	HSBC BANK USA, N.A.,
as a Lender

	By:	/s/ Shaun R. Kleinman
Name: Shaun R. Kleinman
Title: Senior Vice President

SECOND AMENDMENT TO CREDIT AGREEMENT

THE TIMKEN COMPANY

LENDER:	WELLS FARGO,
as a Lender

	By:	/s/ Matt J Perrizo
Name: Matt J Perrizo
Title: Director

SECOND AMENDMENT TO CREDIT AGREEMENT

THE TIMKEN COMPANY

LENDER:	U.S. BANK NATIONAL ASSOCIATION,
as a Lender

	By:	/s/ Rodney J. Winters
Name: Rodney J. Winters
Title: Vice President

SECOND AMENDMENT TO CREDIT AGREEMENT

THE TIMKEN COMPANY

LENDER:	JPMORGAN CHASE BANK, N.A.,
as a Lender

	By:	/s/ Eric B. Bergeson
Name: Eric B. Bergeson
Title: Authorized Officer

SECOND AMENDMENT TO CREDIT AGREEMENT

THE TIMKEN COMPANY

LENDER:	MUFG Bank, Ltd,
as a Lender

	By:	/s/ Victor Pierzchalski
Name: Victor Pierzchalski
Title: Authorized Signatory

SECOND AMENDMENT TO CREDIT AGREEMENT

THE TIMKEN COMPANY

LENDER:	SOCIETE GENERALE,
as a Lender

	By:	/s/ Kimberly Metzger
Name: Kimberly Metzger
Title: Director

SECOND AMENDMENT TO CREDIT AGREEMENT

THE TIMKEN COMPANY

EXHIBIT C

(See attached).

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:

To: Administrative Agent and each Lender as defined in the Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September 11, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among The Timken Company, an Ohio corporation (the “Borrower”), KeyBank National Association, as Administrative Agent and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”).

The undersigned Responsible Officer hereby certifies, in his/her capacity as a Responsible Officer and not in his/her individual capacity, as of the date hereof that he/she is the                                          of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent and the Lenders on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such Section. In lieu of attaching such year-end audited financial statements, to the extent such documents are filed with the SEC, the documents shall be deemed to have been delivered on the date on which the Borrower posts such documents on its website or on the SEC’s EDGAR system. Notwithstanding the foregoing, the Borrower shall deliver electronic copies of such documents to any Lender that requests the Borrower to deliver such electronic copies.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes. In lieu of attaching such unaudited financial statements, to the extent such documents are filed with the SEC, the documents shall be deemed to have been delivered on the date on which the Borrower posts such documents on its website or on the SEC’s EDGAR system. Notwithstanding the foregoing, the Borrower shall deliver electronic copies of such documents to any Lender that requests the Borrower to deliver such electronic copies.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower has performed and observed all its Obligations under the Loan Documents, and

[select one.]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default or Event of Default has occurred and is continuing.]

--or--

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]

4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                 ,                 .

THE TIMKEN COMPANY

By:

Name:

Title:

SCHEDULE 1

to the Compliance Certificate

Please see attached.

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

For the Quarter/Year ended _____________________ (“Statement Date”)

I. Section 8.11(a) — Consolidated Total Leverage Ratio.[1]

A. Consolidated EBITDA for such period.

1. Consolidated Net Income:	$______

2. Consolidated Interest Charges (from Line II.B.1):	$______

3. federal, state, local and foreign income taxes (provision for income taxes):	$______

4. depreciation and amortization expense:	$______

5. other non-recurring charges and expenses reducing Consolidated Net Income which do not represent a cash item in such period or any future period:	$______

6. losses realized upon Disposition of assets outside the ordinary course of business:	$______

7. the aggregate amount of non-cash impairment, restructuring, reorganization, implementation, manufacturing rationalization and other special charges:	$______

8. non-cash stock-based compensation expense:	$______

9. non-recurring material non-cash items increasing Consolidated Net Income:	$______

10. gains realized upon Disposition of assets outside the ordinary course of business:	$______

11. payments (net of expenses) received with respect to United States – Continued Dumping and Subsidy Offset Act of 2000:	$______

12. Consolidated EBITDA (Line I.A.1 plus Line I.A.2 plus Line I.A.3 plus Line I.A.4 plus Line I.A.5 plus Line I.A.6 plus Line I.A.7 plus Line I.A.8

[1]	To be calculated each time a Compliance Certificate is delivered; however, compliance with Section 8.11(a)(ii) will not be required during the Covenant Relief Period.

minus Line I.A.9 minus Line I.A.10 minus Line.I.A.11:	$______

B. Consolidated Funded Indebtedness.

1.  the outstanding principal amount of all obligations, whether current or long-term, for borrowed money including obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments (which amount, for the avoidance of doubt, includes only the drawn portion of any line of credit or revolving credit facility):

$______

2. Purchase money Indebtedness:	$______

3.  Direct letters of credit obligations (standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (which amount, for the avoidance of doubt, includes only the drawn portion of any line of credit or revolving credit facility):

$______

4.  Obligations for deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) earn-outs, hold-backs and other deferred payment of consideration in connection with Permitted Acquisitions to the extent not required to be reflected as liabilities on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP):

$______

5. Attributable Indebtedness (in respect of capital leases and Synthetic Lease Obligations):	$______

6. Off-Balance Sheet Liabilities:	$______

7.  without duplication, all Guarantees with respect to outstanding Indebtedness (other than Indebtedness that is contingent in nature) of the types specified in Lines I.B.1 through I.B.6 of Persons other than the Borrower or any Subsidiary:

$______

8.  Indebtedness of the types referred to in Lines I.B.1 through I.B.7 of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary:

$______

9. Consolidated Funded Indebtedness (Line I.B.1 plus Line I.B.2 plus Line I.B.3 plus Line I.B.4 plus Line I.B.5 plus Line I.B.6 plus Line I.B.7 plus Line I.B.8):	$______

C. Consolidated Total Leverage Ratio (Line I.B.9 divided by Line I.A.12):	____ to 1.0

Maximum permitted: 3.50 to 1.0; provided that, following the consummation of a Qualified Acquisition and receipt by the Administrative Agent of a Leverage Increase Notice, the Consolidated Total Leverage Ratio shall not be greater than 4.50 to 1.00 during such Leverage Increase Period; provided further that, after the occurrence of any Leverage Increase Period, the Consolidated Total Leverage Ratio shall be no greater than 3.50 to 1.00 as of the end of at least one fiscal quarter before a subsequent Leverage Increase Period may be permitted to commence; provided, further, that if the proposed Qualified Acquisition would result in a pro forma non-investment grade rating from either S&P and/or Moody’s (giving effect to the rules of construction set forth in the proviso of the definition of “Debt Rating”), then the maximum Consolidated Total Leverage Ratio permitted during the Leverage Increase Period shall be limited to 4.00 to 1.00.

II. Section 8.11(a) — Consolidated Net Leverage Ratio.[2]

A. Consolidated EBITDA for such period (from Line I.A.12):	$______

B. Consolidated Funded Indebtedness (from Line I.B.9):	$______

C. Unrestricted Cash in Excess of $25,000,000

1. all Unrestricted Cash	$______

2. $25,000,000	$______

3. Unrestricted Cash in excess of $25,000,000 (Line II.C.1 – Line II.C.2)	$______

D. Consolidated Net Leverage Ratio ((Line II.B – Line II.C.3) ÷ Line II.A.):	____ to 1.0

Maximum permitted: 3.50 to 1.0.

[2]	To be calculated in any Compliance Certificate delivered for a fiscal quarter or fiscal year ending during the Covenant Relief Period.

III. Section 8.11(b) — Consolidated Interest Coverage Ratio.

A. Consolidated EBITDA for such period (from Line I.A.12):	$

B. Consolidated Interest Charges

Interest, premium payments, debt discount, fees, charges and related expenses for borrowed money (including capitalized interest) or for the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, net of interest income in accordance with GAAP:

$

C. Consolidated Interest Coverage Ratio (Line III.A divided by Line III.B.):	_____ to 1.0

Minimum required: 3.00 to 1.00